EXHIBIT 3.3

CERTIFICATE OF AMENDMENT

OF

THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CALYPTE BIOMEDICAL CORPORATION

CALYPTE BIOMEDICAL CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That at a meeting of the Board of Directors of CALYPTE BIOMEDICAL CORPORATION, resolutions were duly adopted by unanimous written consent dated January 8, 2003, setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended by changing the first paragraph of the Article thereof numbered “IV”, so that, as amended, said paragraph shall read as follows:

“IV:

The corporation is authorized to issue two classes of shares of stock to be designated, respectively, Common Stock, $0.001 par value, and Preferred Stock, $0.001 par value. The total number of shares that the corporation is authorized to issue is 805,000,000 shares. The number of shares of Common Stock authorized is 800,000,000 and the number of Preferred Stock authorized is 5,000,000.”

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

FIFTH: That said amendment shall become effective on February 14, 2003.

IN WITNESS WHEREOF, said CALYPTE BIOMEDICAL CORPORATION has caused this certificate to be signed by its President and Chief Executive Officer, this 14th day of February, 2003.

/s/ Nancy E. Katz
Nancy E. Katz President and Chief Executive Officer